UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 1, 2016

II-VI Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-16195	25-1214948
(Commission File Number)	(IRS Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, Pennsylvania	16056
(Address of Principal Executive Offices)	(Zip Code)

(724) 352-4455

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2016, Francis J. Kramer, Chief Executive Officer and Chairman of the Board of Directors of II-VI, Incorporated (the “Company”), announced that he would retire as Chief Executive Officer of the Company effective as of September 1, 2016. Following his retirement, Mr. Kramer will continue to serve as Chairman of the Board of Directors of the Company in a non-executive, non-employee capacity.

Also on August 1, 2016, the Board of Directors appointed Dr. Vincent D. Mattera, Jr., President of the Company, as Chief Executive Officer of the Company effective as of September 1, 2016 upon Mr. Kramer’s retirement. Dr. Mattera has been employed by the Company since 2004, has been its President since November 2014, and served as its Chief Operating Officer from September 2013 to November 2015. Dr. Mattera previously served as Executive Vice President from January 2010 to September 2013 and as a Vice President from 2004 to 2009. Dr. Mattera served in various executive roles in product development and manufacturing at Agere Systems from 2001 to 2003 and at Lucent Technologies from 1996 to 2001. From 1984 to 1995, he held management positions at AT&T Bell Laboratories. Dr. Mattera previously served as a non-employee director of the Company from 2000 through 2002. Dr. Mattera holds B.S. and Ph.D. degrees in Chemistry from the University of Rhode Island and Brown University, respectively.

Dr. Mattera previously entered into an employment agreement with the Company dated September 19, 2008 (the “Original Agreement”). In connection with his appointment as Chief Executive Officer effective September 1, 2016, Dr. Mattera and the Company entered into an amended and restated employment agreement dated August 1, 2016 (the “Amended Agreement”) which replaces the Original Agreement.

The material changes from the Original Agreement made by the Amended Agreement are as follows:

•	The Amended Agreement has an initial term of three years from the August 1, 2016 effective date, with automatic 1-year renewals thereafter. Either party may elect to not renew the agreement with 90-days’ advance notice before the end of the initial term or any renewal term. The parties may also terminate the agreement before the end of the term subject to certain notice requirements specified in the Amended Agreement.

•	Compensation is composed of the following:

•	“Total direct compensation” comprises base salary, annual cash incentive awards and annual long-term incentive awards. The target total direct compensation will be determined each year by the Board of Directors consistent with the Company’s senior executive compensation policies and practices. The base salary portion will be reviewed annually and may be increased but not decreased. For Fiscal Year 2017, the annualized target total direct compensation equals $3,698,000, composed of (i) $624,100 in base salary, (ii) $855,100 in target annual incentive compensation awards under the Company’s Bonus Incentive Program (“BIP”) and Goals/Results Incentive Program (“GRIP”), and (iii) $2,218,800 in target long-term equity incentives awards (30% as stock options, 30% as time-vesting restricted stock awards and 40% as performance share awards). The actual Fiscal Year 2017 target total direct compensation reflects a blended amount for two months in the Chief Operating Officer position and ten months in the Chief Executive Officer position.

•	An annual Company contribution in the amount of $100,000 to Dr. Mattera’s account under the Company’s Deferred Compensation Plan.

•	A one-time, promotional award of performance shares with a grant date value of $2,000,000. The award is earned 50% based on achievement of a Fiscal Year 2019 revenue goal and 50% based on the Company’s relative total stockholder return over a three-year performance period against a comparator group. The actual amount of the award may range from 0% to 200% of the target, depending on actual performance results.

•	Certain benefits, including supplemental life and disability benefits.

•	The Amended Agreement includes the following severance benefits:

•	In case of termination by the Company without “cause” (including non-renewal of the agreement by the Company without cause) or termination by Dr. Mattera for “good reason,” Dr. Mattera would receive cash severance equal to two times his average base salary and annual cash bonuses for the prior three years. The cash severance is reduced to one year of base salary if the triggering termination occurs after age 70. He would also receive COBRA continuation coverage for up to 18 months at active employee premium rates.

•	In case of such termination during an 18-month protected period after a change in control, the cash severance equals 2.99 times his average base salary and annual cash bonuses for the prior five years. He would also receive COBRA continuation coverage for up to 18 months at active employee premium rates plus a one-time $40,000 payment in order to cover the cost of post-termination benefit coverage and expenses associated with seeking another employment position. No gross-ups are provided for Internal Revenue Code “golden parachute” excise taxes. Instead, if such excise taxes would be triggered, payments would be cut back if doing so would result in a greater after-tax payment to Dr. Mattera than if he received the payments and paid the excise taxes.

•	Severance payments are conditioned on Dr. Mattera providing the Company with a release of claims and compliance with certain covenants specified in the Amended Agreement.

•	The Amended Agreement includes customary covenants regarding protection of confidential information, inventions, post-employment non-compete and post-employment non-solicitation of customers and employees.

The description of the amendments made by the Amended Agreement as summarized above is qualified in its entirety by reference to the copy of the full text of the Amended Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement dated August 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

II-VI INCORPORATED
(Registrant)

Date: August 2, 2016	By:	/s/ Mary Jane Raymond
	Name:	Mary Jane Raymond
	Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated August 1, 2016